Exhibit 10.1

MAXWELL TECHNOLOGIES, INC.
INCENTIVE BONUS PLAN

ARTICLE 1.	BACKGROUND AND PURPOSE
1.1    Effective Date. This Plan became effective beginning in Fiscal Year 2016 upon its adoption by the Committee, and is not subject to approval by the Company’s stockholders.
1.2    Purpose of the Plan. The Plan is intended to provide Participants with the possibility of earning annual incentive bonuses and similar awards in the event the Company achieves specified financial and strategic performance.

ARTICLE 2.	DEFINITIONS
The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
2.1    “Actual Award” means, as to any Performance Period, the actual award amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Administrator’s authority under Section 3.6 to increase, eliminate or reduce the award otherwise indicated by the Payout Formula.
2.2    “Administrator” means the Committee or such other entity, group, or individual delegated authority to administer the Plan in accordance with Section 5.1 of the Plan.
2.3    “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by the Company.
2.4    “Base Salary” means, as to any Performance Period, the Participant’s regular earned salary during the Performance Period. Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) any deferrals of compensation pursuant to Company-sponsored plans or Affiliate-sponsored plans.
2.5    “Board” means the Company’s Board of Directors.
2.6    “Code” means the Internal Revenue Code of 1986, as amended.
2.7    “Committee” means the Compensation Committee of the Board.
2.8    “Company” means Maxwell Technologies, Inc., a Delaware corporation.
2.9    “Disability” means a permanent disability determined in accordance with a policy established by the Administrator.
2.10    “Employee” means any employee of the Company or an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.
2.11    “Fiscal Year” means the fiscal year of the Company.

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2.12    “Participant” means, as to any Performance Period, an Employee who has been selected for participation in the Plan for that Performance Period pursuant to Section 3.1.
2.13    “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Administrator pursuant to Section 3.5 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Performance Period to Performance Period and from Participant to Participant.
2.14    “Performance Period” means a Fiscal Year, or any longer or shorter period determined by the Administrator.
2.15    “Performance Goals” means the goal(s) or combined goal(s) determined by the Administrator to be applicable to a Participant for a Target Award for a Performance Period. The possible performance measures that might be used as a Performance Goal are set forth in Section 3.3 below. Depending on the performance criteria used, a Performance Goal may be expressed in terms of overall Company performance or the performance of a business unit, division, Subsidiary, Affiliate or an individual. A Performance Goal may be measured either in absolute terms or relative to the performance of one or more comparable companies or one or more relevant indices. The Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary, unusual or non-recurring items, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, or (g) statutory adjustments to corporate tax rates; provided, however, that if an award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), such adjustment(s) shall only be made to the extent consistent with Code Section 162(m)
2.16    “Plan” means this Maxwell Technologies, Inc. Incentive Bonus Plan.
2.17    “Shares” means shares of the Company’s common stock.
2.18    “Stock Plan” means the Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, as amended from time to time, or any successor plan intended for such purposes that is subsequently adopted by the Company and, if required by applicable law, approved by the Company’s stockholders.
2.19    “Target Award” means the target award amount payable under the Plan to a Participant for the Performance Period, generally expressed either as a percentage of his or her Base Salary earned during the Performance Period, or as a specific dollar amount or by reference to a number of Shares, as determined by the Administrator in accordance with Section 3.4.
2.20    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, Disability, retirement or the disaffiliation of an Affiliate, but (unless otherwise determined by the Administrator) excluding a transfer from the Company to an Affiliate or between Affiliates.

ARTICLE 3.	SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1    Selection of Participants. The Administrator, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Administrator also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Administrator and shall be determined Performance Period by Performance Period. Accordingly, an Employee who is a Participant for a given Performance Period is in no way assured of being selected for participation in any subsequent Performance Period.

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3.2    Determination of Performance Period. The Administrator, in its sole discretion, shall establish whether a Performance Period shall be a Fiscal Year or such longer or shorter period of time. The Performance Period may differ from Participant to Participant and from award to award.
3.3    Determination of Performance Goals. The Administrator shall establish the Performance Goals for each Participant for the Performance Period, and the Administrator (or its designee) shall communicate the applicable Performance Goals to each Participant. The Performance Goals of any award intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) must be selected from the list of performance criteria set forth in the Stock Plan. Awards not intended to so comply may relate to such other performance metrics as the Administrator shall determine and specify to apply to an award. The Performance Goals may differ from Participant to Participant and from award to award.
3.4    Determination of Target Awards. The Administrator shall establish a Target Award for each Participant for each Performance Period, and the Administrator (or its designee) shall communicate the applicable Target Award to each Participant.
3.5    Determination of Payout Formula or Formulae. The Administrator will establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula may (a) be based on a comparison of actual performance to the Performance Goals, (b) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level and (c) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals, subject to the limitations in Sections 3.7 and 3.8.
3.6    Determination of Actual Awards. After the end of each Performance Period, the Administrator will determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been determined by the Administrator; provided that notwithstanding anything to the contrary in this Plan, the Administrator may (a) reduce or eliminate the Actual Award that otherwise would be payable under the Payout Formula; (b) subject to Section 3.8, increase the Actual Award; or (c) determine whether or not any Participant will receive an Actual Award in the event that the Participant incurs a Termination of Employment before such Actual Award is to be paid pursuant to Section 4.2. If a Participant’s Actual Award is reduced or eliminated, no other Participant’s Actual Award shall be increased as a result. The Administrator has the absolute discretion to reduce or eliminate payment of an Actual Award if in the Administrator’s judgment corporate performance, financial condition, individual performance, general economic conditions, or other similar factors make such reduction or elimination appropriate.
3.7    Maximum Actual Awards. Subject to Section 3.8, the Administrator may establish the maximum amount or value of the Actual Award paid to any Participant for any Performance Period.
3.8    Code Section 162(m). Notwithstanding anything to the contrary contained herein, awards granted under the Plan that are intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) are subject to certain terms and conditions specified in the Stock Plan, including without limitation an annual maximum amount that may be paid with respect to such awards to any individual Participant, and such awards shall not be subject to any discretionary action of the Administrator otherwise authorized under this Plan if such action would cause the award not to so qualify.

ARTICLE 4.	PAYMENT OF AWARDS
4.1    Right to Receive Payment. A Participant shall have no right to receive an Actual Award unless the Participant is employed by the Company or an Affiliate on the date of payment, unless otherwise determined by the Administrator.

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4.2    Unfunded Plan. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Company. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay Actual Awards under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors of the Company or the Affiliate that employs the Participant.
4.3    Timing of Payment. Subject to Sections 3.7 and 4.6, payment of each Actual Award shall be made as soon as administratively practicable after the end of the applicable Performance Period, but in no event after two and one-half months following the calendar year in which the right to receive payment of the Actual Award by a Participant ceases to be a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).
4.4    Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) or Shares in a single lump sum, except as otherwise determined by the Administrator. If an Actual Award is paid in whole or in part in Shares, such Shares shall be granted under the Stock Plan.
4.5    Payment in the Event of Death. If a Participant dies before receiving an Actual Award that was scheduled to be paid before his or her death for a prior Performance Period, then the Actual Award shall be paid to the Participant’s designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate, subject to applicable law. Any beneficiary designation or revocation of a prior designation shall be effective only if it is in writing, signed by the Participant and received by the Company prior to the Participant’s death, subject to applicable law.
4.6    Suspension or Termination of Awards. The Administrator may with respect to any one or more Performance Periods establish terms and conditions for the suspension of the payment or for the non-payment of any Actual Award in the event of misconduct of a Participant. In the absence of the establishment of such terms and conditions, the following terms shall apply: If at any time (including after the conclusion of a Performance Period) the Administrator reasonably believes that a Participant has committed an act of misconduct as described in this Section 4.6, the Administrator may suspend the payment of an Actual Award, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Affiliates, or induces any customer to breach a contract with the Company or any of its Affiliates, neither the Participant nor his or her estate shall be entitled to receive payment of any Actual Award. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties.
4.7    Recoupment Policy. All awards granted under the Plan shall be subject to any Company recoupment or clawback policy, as in effect from time to time, including any such policy required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ARTICLE 5.	ADMINISTRATION
5.1    Administrator Authority. The Plan shall be administered by the Administrator, subject to Section 5.3, and with respect to any Company executive officer the Committee shall act as Administrator. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of the awards, (c) interpret the Plan, (d) adopt such procedures and sub-plans as are necessary or appropriate, (e) adopt rules for the administration, interpretation and application of the Plan and (f) interpret, amend or revoke any such rules.

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5.2    Decisions Binding. All determinations and decisions made by the Administrator, the Board or any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.
5.3    Delegation by the Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company, except that the Committee may not delegate its authority and powers under the Plan with respect to Company executive officers.

ARTICLE 6.	GENERAL PROVISIONS
6.1    Tax Withholding. The Company or an Affiliate, as applicable, shall withhold all required taxes from an Actual Award, including any federal, state, local or other taxes, or otherwise require as a condition to grant and/or payment of any award that the Participant satisfy any applicable withholding obligations in a manner designed to comport with applicable law, Company practice and the terms of this Plan and, if applicable, the Stock Plan.
6.2    Application of Section 409A. The provisions of this Plan are intended to be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Administrator reimburse Participants for any taxes that may be imposed as result of Code Section 409A.
6.3    No Effect on Employment. Neither the Plan nor any Target Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or an Affiliate. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
6.4    Participation; No Effect on Other Benefits. No Employee shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award. Except as expressly set forth in a Participant’s employment agreement with the Company or an Affiliate, any Actual Awards under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Salary or any other payment to be made by the Company to such Participant. All Participants expressly acknowledge that there is no obligation on the part of the Company to continue the Plan. Any Actual Awards granted under the Plan are not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation.
6.5    Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of the Company or such Affiliate, or any similar transaction.
6.6    Nontransferability of Awards. No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 4.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

ARTICLE 7.	DURATION, AMENDMENT AND TERMINATION

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7.1    Duration of the Plan. The Plan shall remain in effect until terminated pursuant to Section 7.2.
7.2    Amendment, Suspension or Termination. The Board or the Administrator may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.

ARTICLE 8.	LEGAL CONSTRUCTION
8.1    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.2    Applicable Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (excluding its choice-of-law provisions).
8.3    Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.

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ATTACHMENT A TO
MAXWELL TECHNOLOGIES, INC.
INCENTIVE BONUS PLAN

TARGET BONUSES

Name	Target Bonus ($$ amount or % of Base Salary)

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© 2016 Maxwell Technologies, Inc. – All rights reserved.